Exhibit 99.1

For Immediate Release Contact: Bruce Riggins VP, Strategic Planning & Analysis (703) 812-7223	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) (703) 435-6293

MeriStar Hospitality Corporation Reports First-Quarter 2004 Results

     ARLINGTON, Va., May 6, 2004—MeriStar Hospitality Corporation (NYSE: MHX), one of the nation’s largest hotel real estate investment trusts (REIT), today announced financial results for the first quarter ended March 31, 2004:

	1Q 2004*	1Q 2003*
Net loss	$(40)	$(70)
Net loss per share	$(0.59)	$(1.53)
Total revenues from continuing operations	$208	$204
Funds from operations (FFO)**	$(10)	$(44)
FFO per share	$(0.14)	$(0.96)
Adjusted FFO**	$2	$11
Adjusted FFO per share	$0.03	$0.22
Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and other items)**	$38	$47

*	in millions, except per share data

**	FFO, Adjusted FFO, and Adjusted EBITDA are non-GAAP financial measures and should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

     First-quarter 2004 comparable revenue per available room (RevPAR) for the company’s 73 core hotels rose 2.7 percent to $73.70. Occupancy increased 1.4 percent to 67.4 percent and average daily rate (ADR) increased 1.2 percent to $109.27.

     “We gained solid momentum throughout the quarter, and we believe we are now in a period of sustained recovery,” said Paul W. Whetsell, chairman and chief executive officer. “We

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MeriStar Hospitality

were pleased with the RevPAR results we achieved in the quarter as we commenced a significant renovation program and completed brand conversions on three of our hotels. Although the conversions impacted our results in the first quarter, we expect to generate significant returns from these conversions and anticipate strong results from these hotels going forward. Excluding the converted hotels and two additional hotels planned for conversion, RevPAR increased 4.4 percent over the first quarter of 2003. Looking ahead, we see further operating improvements throughout our portfolio as the economic recovery gains a solid footing and the business transient traveler begins to return in force.”

     Whetsell noted that the company’s hotel operating margins continued under pressure in the first quarter. “Margins were down due to unfavorable cost comparisons as a result of aggressive cost-cutting last year prior to the war in Iraq. Although operating margins will be somewhat affected by these difficult comparisons in the second quarter, we expect to see increases in margins in the second half of 2004 as RevPAR continues to improve.”

Dispositions

     In the 2004 first quarter, the company sold 11 hotels with 2,497 rooms for total gross proceeds of $74 million. Two additional hotels with 371 rooms were sold to date in the second quarter for gross proceeds of $18 million. Since the beginning of 2003, the company has sold 28 non-core assets aggregating 5,716 rooms for $220 million in total gross proceeds.

     “Our asset disposition program has been very successful,” Whetsell said. “Through it, we have been able to reposition our portfolio to a mix of higher yielding hotels and reduce our

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MeriStar Hospitality

leverage. We have six assets remaining in our non-core disposition program with expected proceeds of $45 million to $50 million.”

Acquisitions

     “We are exceptionally pleased to be active in the acquisition arena, recently announcing the purchase of the Ritz-Carlton Pentagon City, which is on target to close in May. We have an active pipeline of acquisition opportunities, but we will continue to be highly selective,” Whetsell said. “This high quality hotel is very much in line with the type of assets we will look to acquire—larger properties that will be accretive to earnings, located in major urban markets or high-end resort destinations with high barriers to entry, strong brand affiliations and significant meeting space.”

Renovation Program

     In the 2004 first quarter, the company invested approximately $24 million in capital expenditures. “Our plan to dramatically enhance the quality of our core properties is progressing smoothly,” Whetsell noted. “Our new streamlined design and purchasing program is achieving expected savings of 10 to 15 percent for furniture, fixtures and equipment. The program is also dramatically reducing the time required to renovate hotels, allowing us to improve the quality of our hotels faster to take advantage of the rebound in the economy.”

     To date in 2004, the company has completed four of 10 planned brand conversions. “The new brand affiliations are better targeted to the customer profiles in their respective markets, and, we believe, will generate higher revenues or will produce a more beneficial cost structure.”

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MeriStar Hospitality

Operating Performance in Significant Markets

     The company reported positive year-over-year RevPAR gains in eight of its 12 major markets in the 2004 first quarter. RevPAR increases in key markets included a 12.7 percent gain in the Mid-Atlantic, a 10.5 percent gain in Southern California and a 6.9 percent gain in Northern California, markets which together account for 22 percent of total revenues. RevPAR in Houston increased 17.0 percent due to the company’s hotels benefiting from Super Bowl activities. “We are seeing meaningful rebounds in key urban markets as the economic recovery gains momentum,” Whetsell said.

     Comparable RevPAR contributions in significant markets for the 2004 first quarter were:

	RevPAR	Percentage of
	Change	Total Revenue
Houston	17.0%	5.0%
Mid-Atlantic	12.7%	11.7%
Colorado	10.7%	2.1%
Southern California	10.5%	6.2%
Northern California	6.9%	4.3%
Tampa/Clearwater	3.8%	6.3%
Atlanta	1.4%	3.1%
Southwest Florida	1.1%	12.1%
New Jersey	-2.0%	5.4%
Orlando	-3.5%	6.0%
Dallas	-3.6%	2.1%
Chicago	-13.2%	2.8%

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MeriStar Hospitality

Capital Structure

     The company completed the following capital markets transactions during the 2004 first quarter:

•	The company repurchased $72 million of senior notes, with an additional $14 million repurchased to date in the second quarter.

•	The company retired $38 million of senior subordinated notes and an additional $11 million to date in the second quarter. The company intends to retire the remaining senior subordinated notes by the end of the third quarter.

     “We continued to improve our capital structure in the first quarter, maintaining liquidity while reducing our leverage,” said Donald D. Olinger, chief financial officer. “We have reduced our overall debt by $134 million since year end. We now have only minimal maturities before 2008. As of March 31, 2004, we had $240 million of cash and $50 million available on our secured revolving credit facility.

     “We raised an additional $73 million in April through an offering of 12.0 million common shares, and we expect to use the proceeds to complete additional hotel acquisitions. We anticipate financing a portion of our acquisitions with mortgage debt, which will allow us to benefit from the current low interest rate environment.”

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Long-Term Debt

     Long-term debt as of March 31, 2004 and December 31, 2003 consisted of the following:

		Interest
	Maturity	Rate	3/31/04	12/31/03
Convertible Notes	2004	4.75%	$3,705	$3,705
Senior Subordinated Notes	2007	8.75%	45,038	82,768
Senior Unsecured Notes	2008	9.00%	281,520	299,459
Senior Unsecured Notes	2009	10.50%	230,768	248,848
CMBS	2009	8.01%	307,566	309,035
Convertible Notes	2010	9.50%	170,000	170,000
Senior Unsecured Notes	2011	9.13%	361,738	396,437
Mortgage Debt	Various	9.00%	26,546	27,011
CMBS	2013	6.88%	100,397	100,765

			$1,527,278	$1,638,028
Average Maturity	5.60years
Average Interest Rate		8.9%

Outlook

     “We remain very optimistic about 2004, and are gaining confidence with each passing month,” Whetsell said. “For the second quarter, we expect solid RevPAR gains to result from continued strength in the economy.”

     The company provides the following range of estimates for the second quarter and full-year 2004, based on a projected second-quarter 2004 RevPAR increase of 4.0 percent to 5.0 percent and full-year 2004 RevPAR increase of 4.0 percent to 5.0 percent. This guidance includes the effect of the Ritz-Carlton Pentagon City acquisition, one additional acquisition from the proceeds of the recent $73 million equity offering, $50 million of additional senior note repurchases, and $100 million of new mortgage debt financing for hotel acquisitions.

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MeriStar Hospitality

•	Net loss of $(3) million to $(6) million for the second quarter and $(80) million to $(87) million for the full year;

•	Net loss per diluted share of $(0.04) to $(0.07) for the second quarter and $(0.98) to $(1.07) for the full year;

•	FFO per diluted share (a) of $0.20 to $0.23 for the second quarter and $0.16 to $0.25 for the full year;

•	Adjusted FFO per diluted share (a) of $0.24 to $0.27 for the second quarter and $0.38 to $0.47 for the full year;

•	Adjusted EBITDA (a) of $52 million to $55 million for the second quarter and $160 million to $168 million for the full year.

•	Adjusted EBITDA, Adjusted FFO and FFO are non-GAAP financial measures that should not be considered as alternatives to any measures of operating results under GAAP. See note (b) for further discussion of these non-GAAP financial measures.

(a) See reconciliations of net loss to FFO per diluted share and Adjusted FFO per diluted share and net loss to Adjusted EBITDA included in the tables of this press release. Forecasted net loss does not include any possible future losses on asset impairments or gains or losses on the sales of assets.

(b) This press release includes various references to FFO, Adjusted FFO, and Adjusted EBITDA. Substantially all of our non-current assets consist of real estate, and in accordance with GAAP, those assets are subject to straight-line depreciation, which reflects the assumption that the value of real estate assets, other than land, will decline ratably over time. That assumption is often not true with respect to the actual market values of real estate assets (and, in particular, hotels), which fluctuate based on economic, market and other conditions. As a result, management and many industry investors believe the presentation of GAAP operating measures for real estate companies to be more informative and useful when other measures, adjusted for depreciation and amortization, are also presented.

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In an effort to address these concerns, NAREIT adopted a definition of Funds From Operations, or FFO. NAREIT defines FFO as net income (computed in accordance with GAAP) excluding gains (or losses) from sales of real estate, real estate-related depreciation and amortization, and after comparable adjustments for our portion of these items related to unconsolidated partnerships and joint ventures. Extraordinary items and cumulative effect of changes in accounting principles as defined by GAAP are also excluded from the calculation of FFO. As defined by NAREIT, FFO also does not include reductions from asset impairment charges. The SEC, however, recommends that FFO include the effect of asset impairment charges, which presentation we have adopted for all historical presentations of FFO. We believe FFO is an indicative measure of our operating performance due to the significance of our hotel real estate assets, and that it can be used to measure our ability to service debt, fund capital expenditures, and expand our business. We also use FFO in our annual budget process.

Adjusted FFO represents FFO excluding the effects of losses on early extinguishments of debt, write-offs of deferred financing costs and, in accordance with the NAREIT definition of FFO, asset impairment charges. We exclude the effects of losses on early extinguishments of debt, write-offs of deferred financing costs and asset impairment charges because we believe that including them in Adjusted FFO does not fully reflect the operating performance of our remaining assets. We believe Adjusted FFO is useful for the same reasons we believe that FFO is useful, but we also believe that Adjusted FFO enables us and the investor to consider our operating performance without considering the items we exclude from our definition of Adjusted FFO, which have no cash effect in the periods considered. We also use Adjusted FFO in our annual budget process.

EBITDA represents consolidated earnings before interest, income taxes, depreciation and amortization and includes operations from the assets included in discontinued operations. We further adjust EBITDA for the effect of capital market transactions that would result in a gain or loss on early extinguishments of debt, as well as the earnings effect of asset dispositions and any impairment assessments, resulting in the measure that we refer to as “Adjusted EBITDA.” We exclude the effect of gains or losses on early extinguishments of debt as well as the earnings effect of asset dispositions and impairment assessments because we believe that including them in Adjusted EBITDA does not fully reflect the operating performance of our remaining assets.

We also believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful in evaluating our operating performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Furthermore, we use Adjusted EBITDA to provide a measure of unleveraged cash flow that can be isolated on an asset by asset basis, to determine overall property performance and to measure our ability to service debt. We believe that the rating agencies and a number of our lenders also use Adjusted EBITDA for those purposes. We also use Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also widely used in our annual budget process.

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     MeriStar will hold a conference call to discuss its first-quarter results today, May 6, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.meristar.com and click on Investor Relations and then the webcast link.

     Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, reference number 575502, to hear a telephone replay. The telephone replay will be available through midnight on Wednesday, May 12, 2004.

     Arlington, Va.-based MeriStar Hospitality Corporation owns 79 principally upscale, full-service hotels in major markets and resort locations with 21,861 rooms in 23 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Doubletree and Radisson. For more information about MeriStar Hospitality Corporation, visit the company’s Web site: www.meristar.com.

     This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results, the timing and composition of revenues and expected proceeds from asset sales, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the continuing uncertainty of the national economy; economic conditions generally and the real estate market specifically; the effect of threats of terrorism and increased security precautions on travel patterns and demand for hotels; the threatened or actual outbreak of hostilities and international political instability; governmental actions; legislative/regulatory changes, including changes to laws governing the taxation of REITs; level of proceeds from asset sales; cash available for capital expenditures; availability of capital; ability to refinance debt; rising interest rates; rising insurance premiums; competition; supply and demand for hotel rooms in our current and proposed market areas; other factors that may influence the travel industry, including health, safety and economic factors; and changes in generally accepted accounting principles, policies and guidelines applicable to REITs. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MeriStar Hospitality Corporation
Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,
	2004	2003
Revenue:
Hotel operations:
Rooms	$135,666	$131,567
Food and beverage	51,879	52,176
Other hotel operations	17,043	16,647
Office rental, parking and other revenue	2,970	3,263

Total revenue	207,558	203,653
Hotel operating expenses:
Rooms	33,224	31,209
Food and beverage	38,881	37,566
Other hotel operating expenses	10,363	9,505
Office rental, parking and other expenses	585	630
Other operating expenses:
General and administrative	38,021	34,681
Property operating costs	31,488	29,505
Depreciation and amortization	26,218	24,169
Property taxes, insurance and other	17,061	17,193
Loss on asset impairments	1,238	—

Operating expenses	197,079	184,458

Operating income	10,479	19,195
Minority interest	946	3,677
Interest expense, net	(34,380)	(34,718)
Loss on early extinguishments of debt	(5,923)	—

Loss before income taxes and discontinued operations	(28,878)	(11,846)
Income tax benefit	433	175

Loss from continuing operations	(28,445)	(11,671)
Discontinued operations:
Loss from discontinued operations before tax benefit	(11,980)	(58,096)
Income tax benefit	180	21

Loss from discontinued operations	(11,800)	(58,075)

Net loss	$(40,245)	$(69,746)

Weighted average number of diluted shares of common stock outstanding	68,640	45,548

Loss per diluted common share	$(0.59)	$(1.53)

Funds From Operations:	Three Months Ended March 31,
(in thousands, except per share amounts)	2004	2003
Net loss	$(40,245)	$(69,746)
Depreciation and amortization of real estate assets	24,502	27,613
Loss on disposal of assets	6,946	—
Minority interest to common OP unit holders	(996)	(1,412)

Funds from operations as reported in SEC filings	$(9,793)	$(43,545)

Weighted average number of shares of common stock outstanding	68,640	45,548

Funds from operations per share	$(0.14)	$(0.96)

Funds From Operations, as adjusted:
Funds from operations as reported in SEC filings	$(9,793)	$(43,545)
Loss on asset impairments	5,011	56,677
Loss on early extinguishments of debt	5,923	—
Write off of deferred financing fees	1,266	—
Minority interest to common OP unit holders, assuming conversion	(91)	(2,406)

Funds from operations, as adjusted	$2,316	$10,726

Weighted average number of shares of common stock and common OP units outstanding	71,820	49,033

Funds from operations per diluted share, as adjusted	$0.03	$0.22

EBITDA and Adjusted EBITDA are comprised of the following:	Three Months Ended March 31,
(in thousands)	2004	2003
Loss from continuing operations	$(28,445)	$(11,671)
Loss from discontinued operations	(11,800)	(58,075)

Net loss	$(40,245)	$(69,746)

Loss from continuing operations	$(28,445)	$(11,671)
Interest expense, net	34,380	34,718
Income tax benefit	(433)	(175)
Depreciation and amortization (a)	26,218	24,169

EBITDA from continuing operations	31,720	47,041
Loss on asset impairments	1,238	—
Minority interest	(946)	(3,677)
Loss on early extinguishments of debt	5,923	—

Adjusted EBITDA from continuing operations	$37,935	$43,364

Loss from discontinued operations	$(11,800)	$(58,075)
Interest expense, net	11	158
Income tax benefit	(180)	(21)
Depreciation and amortization	943	4,825

EBITDA from discontinued operations	(11,026)	(53,113)
Loss on asset impairments	3,773	56,677
Loss on disposal of assets	6,946	—

Adjusted EBITDA from discontinued operations	$(307)	$3,564

Adjusted EBITDA, total operations	$37,628	$46,928

(a)	Depreciation and amortization included the write-off of unamortized deferred financing costs totaling $1.3 million for the three months ended March 31, 2004 related to our early extinguishments of debt during this period.

Operating Information for Core Assets (73 Properties) (b):

	Three Months Ended March 31,
	2004	2003
Occupancy	67.4%	66.5%
ADR	$109.27	$107.97
RevPAR	$73.70	$71.76

(b)	As of March 31, 2004, we owned 81 hotels. We have 73 hotels we consider our core assets. Eight assets remained in our disposition program, five of which are classified as held for sale and included in discontinued operations.

Selected Balance Sheet Data:
(in thousands)

	March 31,	December 31,
	2004	2003
Common shares and operating partnership units outstanding	76,200	69,908
Property and equipment, net	$1,972,035	$2,035,720
Restricted cash	44,656	42,523
Cash and cash equivalents	194,977	230,884
Total assets	2,376,025	2,487,939
Long-term debt	1,527,278	1,638,028
Total stockholders’ equity	653,640	653,613

MeriStar Hospitality Corporation
Reconciliation of 2004 forecasted net loss to funds from operations and funds from operations, as adjusted per diluted share and net loss to EBITDA and Adjusted EBITDA:
(in thousands, except per share amounts)

	Three Months Ending June 30, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss (c)	$(5,883)	$(3,033)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	23,077	23,077
Minority interest to common OP unit holders	(88)	20

Funds from operations	$17,106	$20,064

Forecasted funds from operations, as adjusted:
Funds from operations	$17,106	$20,064
Loss on early extinguishments of debt	2,878	2,878
Write off of deferred financing fees	561	561

Funds from operations, as adjusted	$20,545	$23,503

Weighted average number of diluted shares of common stock outstanding	82,935	82,935
Common OP units outstanding	3,099	3,099

Weighted average number of diluted shares of common stock outstanding and common OP units	86,034	86,034

Funds from operations per diluted share	$0.20	$0.23

Funds from operations per diluted share, as adjusted	$0.24	$0.27

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss (c)	$(5,883)	$(3,033)
Interest expense, net	30,251	30,249
Write off of deferred financing fees	561	561
Income tax benefit	(46)	(2)
Depreciation and amortization	24,327	24,327

EBITDA, total operations	49,210	52,102
Loss on early extinguishments of debt	2,878	2,878
Minority interest to common OP unit holders	(88)	20

Adjusted EBITDA, total operations	$52,000	$55,000

	Year Ending December 31, 2004 Forecast
	Low-end of range	High-end of range
Forecasted funds from operations:
Forecasted net loss (c)	$(87,329)	$(79,699)
Adjustments to forecasted net loss:
Depreciation and amortization of real estate assets	96,173	96,173
Minority interest to common OP unit holders	(2,554)	(2,272)
Loss on disposal of assets	6,946	6,946

Funds from operations	$13,236	$21,148

Forecasted funds from operations, as adjusted:
Funds from operations	$13,236	$21,148
Loss on early extinguishments of debt	11,403	11,403
Loss on asset impairment	5,011	5,011
Write-off of deferred financing costs	2,332	2,332

Funds from operations, as adjusted	$31,982	$39,894

Weighted average number of diluted shares of common stock outstanding	81,362	81,362
Common OP units outstanding	3,102	3,102

Weighted average number of diluted shares of common stock outstanding and common OP units	84,464	84,464

Funds from operations per diluted share	$0.16	$0.25

Funds from operations per diluted share, as adjusted	$0.38	$0.47

Forecasted EBITDA and Adjusted EBITDA:
Forecasted net loss (c)	$(87,329)	$(79,699)
Interest expense, net	123,981	123,953
Write off of deferred financing fees	2,332	2,332
Income tax benefit	(1,246)	(1,130)
Depreciation and amortization	101,315	101,315

EBITDA, total operations	139,053	146,771
Loss on early extinguishments of debt	11,403	11,403
Loss on asset impairment	5,011	5,011
Loss on disposal of assets	6,946	6,946
Minority interest to common OP unit holders	(2,413)	(2,131)

Adjusted EBITDA, total operations	$160,000	$168,000

(c)	Forecasted net loss does not include any possible future losses on asset impairments or gains or losses on the sale of assets.